Exhibit 99.1

Genworth Financial Announces First Quarter 2021 Results

First Quarter Net Income Of $187 Million And Adjusted Operating Income Of $168 Million

•	Executing On The Company’s Strategic Plan Following The Termination Of The Merger Agreement With China Oceanwide Holdings Group Co., Ltd (Oceanwide)

-

Completed Sale Of Genworth’s Interest In Genworth Mortgage Insurance Australia Limited (Genworth Australia) During The Quarter, Resulting In Net Proceeds Of $123 Million After $247 Million Payment To AXA S.A. (AXA) Under The Outstanding Promissory Note

-	Continued Progress On Planned Partial Initial Public Offering (IPO) Of U.S. Mortgage Insurance (MI) Business

•	U.S. MI Adjusted Operating Income Of $126 Million, 33 Percent Above Prior Quarter

-	New Delinquencies Continued To Decline, Down 16 Percent From The Prior Quarter

•	U.S. MI’s PMIERs[1] Sufficiency Ratio Estimated At 159 Percent, $1,764 Million Above Published Requirements

•	U.S. Life Insurance Segment Adjusted Operating Income Of $62 Million Driven By LTC[2] Results Benefitting From High Claim Terminations In The Quarter

•

Continued Progress Toward LTC Multi-Year Rate Action Plan (MYRAP) With $157 Million Incremental Annual Rate Increases Approved In First Quarter, With An Estimated Net Present Value Of Approximately $0.7 Billion

•

Holding Company Cash And Liquid Assets Of $757 Million, Including $60 Million Restricted, With $729 Million Holding Company Debt Retired During The Quarter, Including Partial Prepayment Of AXA Promissory Note

Richmond, VA (April 29, 2021) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the quarter ended March 31, 2021. The company reported net income3 of $187 million, or $0.37 per diluted share, in the first quarter of 2021, compared with a net loss of $66 million, or $0.13 per diluted share, in the first quarter of 2020. The company reported adjusted operating income4 of $168 million, or $0.33 per diluted share, in the first quarter of 2021, compared with adjusted operating income of $20 million, or $0.04 per diluted share, in the first quarter of 2020.

[1]	Private Mortgage Insurer Eligibility Requirements.
[2]	Long term care insurance.
[3]

Unless otherwise stated, all references in this press release to net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share and book value per share should be read as net income (loss) available to Genworth’s common stockholders, net income (loss) available to Genworth’s common stockholders per diluted share, adjusted operating income (loss) available to Genworth’s common stockholders, adjusted operating income (loss) available to Genworth’s common stockholders per diluted share and book value available to Genworth’s common stockholders per share, respectively.

[4]

This is a financial measure that is not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

Following the sale of Genworth Australia, Australia MI segment results are reported as discontinued operations, and all prior periods have been re-presented accordingly.

Strategic Update

Since the beginning of the year, Genworth has continued to make significant progress on its strategic plan to create long-term shareholder value. Steps taken during the current quarter included the successful sale of the company’s ownership position in Genworth Australia, as well as actions to better align Genworth’s expense structure with current business activities. The company paid its February 2021 debt maturity, repurchased $146 million of its September 2021 maturities and partially pre-paid the promissory note issued in connection with the settlement with AXA.

During the current quarter, the company made continued progress on preparations for a planned offering of a portion of Genworth’s interest in the U.S. MI business. However, because the company is in registration and subject to applicable publicity restrictions, Genworth is unable to comment further or provide any additional detail at this time.

In April 2021, the company announced the termination of its merger agreement with Oceanwide. The Board of Directors determined that Oceanwide would not be able to close the transaction within a reasonable timeframe and terminated the agreement to allow Genworth to pursue its strategic plan without restrictions and without uncertainty regarding its ultimate ownership. Both Genworth and Oceanwide continue to believe that there are significant, compelling opportunities to address critical societal needs outside of the U.S. by bringing long term care solutions to the aging population in China.

“I am pleased with the company’s strong first quarter performance as well as our progress on our strategic plan,” said Tom McInerney, Genworth President and CEO. “We have remained nimble and taken decisive actions to ensure Genworth is well positioned to create value for our stakeholders into the future. Given our current holding company cash position, the actions we’ve already taken with our strategic plan, capital raising efforts and our expected cash flow profile, I am confident in Genworth’s ability to meet the debt obligations over the next several years. We have the right strategy in place and the right team to lead our execution of this strategy, along with guidance from our new independent directors Jill R. Goodman, Howard D. Mills, III and Ramsey D. Smith, whom we are delighted to welcome to our Board of Directors.”

Financial Performance

Consolidated Net Income (Loss) & Adjusted Operating Income
	Three months ended March 31
	2021		2020
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share	Total % change
Net income (loss) available to Genworth’s common stockholders	$187	$0.37	$(66)	$(0.13)	NM	[5]
Adjusted operating income	$168	$0.33	$20	$0.04	NM	[5]
Weighted-average diluted shares[6]	513.8		504.3

	As of March 31
	2021		2020
Book value per share		$29.14		$28.61
Book value per share, excluding accumulated other comprehensive income (loss)		$21.88		$21.05

Net investment gains, net of taxes and other adjustments, increased net income by $26 million in the quarter. The investment gains were driven by mark-to-market gains on limited partnerships in the LTC business and net gains on derivatives. The net loss of $66 million in the first quarter of 2020 included $70 million from investment losses, net of taxes and other adjustments.

Net investment income was $801 million in the quarter, compared to $846 million in the prior quarter and $782 million in the prior year. Net investment income was lower than the prior quarter as a result of lower income from bond calls, commercial mortgage loan prepayments and limited partnerships, primarily in the LTC business. Net investment income increased versus the prior year as a result of higher limited partnership income. The reported yield and the core yield4 for the quarter were 4.84 percent and 4.73 percent, respectively, compared to 5.07 percent and 4.80 percent, respectively, in the prior quarter.

Genworth’s effective tax rate on income from continuing operations for the quarter was approximately 25 percent. The effective tax rate was increased by the tax effect of forward starting swap gains settled prior to the change in the corporate tax rate under the 2017 Tax Cuts and Jobs Act, which continue to be tax effected at 35 percent as they are amortized into net investment income.

[5]	The company defines “NM” as not meaningful for increases or decreases greater than 200 percent.
[6]

Under applicable accounting guidance, companies in a loss position are required to use basic weighted-average common shares outstanding in the calculation of diluted loss per share. Therefore, as a result of the loss from continuing operations for the three months ended March 31, 2020, the company was required to use basic weighted-average common shares outstanding in the calculation of diluted loss per share for the three months ended March 31, 2020, as the inclusion of shares for stock options, restricted stock units and stock appreciation rights of 5.4 million would have been antidilutive to the calculation. If the company had not incurred a loss from continuing operations for the three months ended March 31, 2020, dilutive potential weighted-average common shares outstanding would have been 509.7 million.

Adjusted operating income (loss) results by business line are summarized in the table below:

Adjusted Operating Income (Loss)
(Amounts in millions)	Q1 21	Q4 20	Q1 20
U.S. Mortgage Insurance	$126	$95	$148
U.S. Life Insurance	62	129	(70)
Runoff	12	13	(13)
Corporate and Other	(32)	(49)	(45)

Total Adjusted Operating Income	$168	$188	$20

Adjusted operating income (loss) represents income (loss) from continuing operations excluding the after-tax effects of income (loss) from continuing operations attributable to noncontrolling interests, net investment gains (losses), gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and other adjustments, net of taxes. A reconciliation of net income (loss) to adjusted operating income is included at the end of this press release.

U.S. Mortgage Insurance

Operating Metrics
(Dollar amounts in millions)	Q1 21	Q4 20	Q1 20
Adjusted operating income	$126	$95	$148
Primary new insurance written	$24,900	$27,000	$17,900
Loss ratio	22%	35%	8%

U.S. MI reported adjusted operating income of $126 million, compared with $95 million in the prior quarter and $148 million in the prior year. U.S. MI’s primary insurance in force increased 12 percent versus the prior year from strong new insurance written (NIW), partially offset by lower persistency. Primary NIW decreased eight percent from the prior quarter due to a seasonal decline in purchase mortgage originations and was up 39 percent versus the prior year primarily from higher mortgage originations and a larger private mortgage insurance market, partially offset by lower estimated market share. Earned premiums in the quarter were slightly higher than the prior quarter as insurance in force growth was largely offset by decreased single premium policy cancellations. Current quarter earned premiums increased versus the prior year mainly from higher insurance in force and from increased single premium policy cancellations driven by lower persistency from elevated mortgage refinancing, partially offset by higher ceded premiums from reinsurance transactions and lower average premium rates.

U.S. MI’s current quarter results reflected losses of $55 million and a loss ratio of 22 percent, which were driven by $44 million of losses from new delinquencies and $10 million pre-tax reserve strengthening on pre-COVID-19 delinquencies. New delinquencies decreased by 16 percent from 11,923 in the prior quarter to 10,053. Approximately 54 percent of new primary delinquencies in the current quarter were reported in forbearance plans which may cure at elevated rates relative to historical performance. The reserve strengthening in the current quarter primarily reflects the company’s expectation that pre-COVID-19 delinquencies will have a modestly higher claim rate than the company’s prior best estimate given the slower emergence of cures. Results in the prior quarter and prior year reflected losses of $89 million and $19 million, and a loss ratio of 35 percent and eight percent, respectively. The sequential decrease in losses was driven mainly by the $37 million pre-tax reserve strengthening on forbearance delinquencies in the prior quarter and by lower losses from new delinquencies. Current quarter losses increased versus the prior year driven primarily by higher losses from new delinquencies, the current quarter reserve strengthening and lower net benefits from cures and aging of existing delinquencies.

U.S. Life Insurance

Adjusted Operating Income (Loss)
(Amounts in millions)	Q1 21	Q4 20	Q1 20
Long Term Care Insurance	$95	$129	$1
Life Insurance	(63)	(20)	(77)
Fixed Annuities	30	20	6

Total U.S. Life Insurance	$62	$129	$(70)

Long Term Care Insurance

Long term care insurance reported adjusted operating income of $95 million, compared with $129 million in the prior quarter and $1 million in the prior year. Claim terminations in the current quarter were higher compared to the prior quarter and prior year. Although it is not the company’s current practice to track cause of death for LTC policyholders and claimants, the elevated terminations impacting the current and prior quarter were likely the result of the COVID-19 pandemic. Net investment income increased versus the prior year, driven primarily by a $23 million after-tax increase in income from limited partnerships, and decreased versus the prior quarter driven primarily by a $15 million after-tax decrease in income from bond calls and commercial mortgage loan prepayments. New claim incidence remained low in the current quarter, which drove continued favorable development on incurred but not reported (IBNR) claim reserves. Since the recent decrease in incidence is assumed to be driven by the COVID-19 pandemic and temporary in nature, IBNR claim reserves were strengthened by an additional $23 million after-tax in the current quarter compared to $37 million after-tax in the prior quarter. The company also assumed that the COVID-19 pandemic has accelerated its mortality experience on the most vulnerable claimants, leaving its overall claim population less likely to terminate compared to the pre-pandemic average population, and therefore strengthened its claim reserves by $53 million after-tax in the current quarter compared to $72 million after-tax in the prior quarter. Earnings continued to benefit from in force rate actions, which were higher than the prior quarter and prior year. Prior quarter earnings also included a net benefit of $13 million after-tax from the completion of the annual review of LTC assumptions and methodologies.

Life Insurance

Life insurance reported an adjusted operating loss of $63 million, compared with adjusted operating losses of $20 million in the prior quarter and $77 million in the prior year. Mortality was significantly higher compared to the prior quarter and prior year, attributable in part to the COVID-19 pandemic. Current quarter results reflected lower deferred acquisition costs (DAC) amortization compared to the prior quarter and prior year, as the large 20-year level-premium term life insurance block written at the end of 2000 entered its post-level premium period following the 60-day grace period. Results also reflected lower reserve increases during the premium grace period in the 10-year term universal life insurance block associated with policies entering the post-level premium period compared to the prior quarter and prior year. During the quarter, the company recorded a $17 million after-tax charge related to DAC recoverability testing in its universal life insurance products. During the prior quarter, the company completed its annual review of life insurance assumptions and recorded a benefit of $10 million after-tax, which included a net $60 million benefit from assumption changes primarily related to its term universal life insurance products, partially offset by a $50 million charge from annual DAC recoverability testing in its universal life insurance products.

Fixed Annuities

Fixed annuities reported adjusted operating income of $30 million, compared with $20 million in the prior quarter and $6 million in the prior year. Results versus the prior quarter and prior year reflected higher mortality in the single premium immediate annuity product and favorable impacts from improved equity markets and interest rates.

Runoff

Runoff reported adjusted operating income of $12 million, compared with adjusted operating income of $13 million in the prior quarter and an adjusted operating loss of $13 million in the prior year. Results in the current quarter reflected a benefit to the company’s variable annuity products from equity market and interest rate performance that was less favorable compared to the prior quarter and favorable compared to the prior year. Results in the prior quarter included a $5 million after-tax charge for the company’s variable annuity products from annual assumption updates.

Corporate And Other

Corporate and Other reported an adjusted operating loss of $32 million, compared with adjusted operating losses of $49 million in the prior quarter and $45 million in the prior year. Results in the current quarter reflected lower corporate operating expenses and lower interest expense compared to both the prior quarter and prior year.

Capital & Liquidity

Genworth maintains the following capital positions in its operating subsidiaries:

Key Capital & Liquidity Metrics
(Dollar amounts in millions)	Q1 21	Q4 20	Q1 20
U.S. MI
Consolidated Risk-To-Capital Ratio[7]	11.7:1	12.1:1	12.2:1
Genworth Mortgage Insurance Corporation Risk-To-Capital Ratio[7]	11.9:1	12.3:1	12.4:1
Private Mortgage Insurer Eligibility Requirements (PMIERs) Sufficiency Ratio7, [8]	159%	137%	142%
U.S. Life Insurance Companies
Consolidated Risk-Based Capital (RBC) Ratio[7]	255%	229%	194%
Holding Company Cash and Liquid Assets[9], [10]	$757	$1,103	$575

Key Points

•

U.S. MI’s PMIERs sufficiency ratio is estimated to be 159 percent, $1,764 million above published PMIERs requirements[11]. The PMIERs sufficiency ratio was up 22 points, or $535 million, sequentially, driven in part by the completion of an insurance linked notes (ILN) transaction, which added $495 million of additional PMIERs capital credit as of March 31, 2021, elevated lapse from prevailing low interest rates in the current quarter and business cash flows, partially offset by elevated NIW. Additionally, elevated lapse continued to drive an acceleration of the amortization on existing reinsurance transactions, which caused a reduction in PMIERs capital credit on prior reinsurance transactions in the current quarter;

•

Both the current quarter and prior quarter PMIERs sufficiency benefited from a 0.30 multiplier applied to the risk based required asset factor for certain non-performing loans, which resulted in a reduction of the published PMIERs required assets by an estimated $1,012 million at the end of the current quarter, compared to $1,046 million at the end of the prior quarter. These amounts are gross of incremental reinsurance benefits from the elimination of the 0.30 multiplier;

[7]	Company estimate for the first quarter of 2021 due to timing of the preparation and filing of statutory statements.
[8]

The PMIERs sufficiency ratio is calculated as available assets divided by required assets as defined within the published PMIERs. The current period PMIERs sufficiency ratio is an estimate due to the timing of the PMIERs filing for the U.S. mortgage insurance business. As of March 31, 2021, December 31, 2020 and March 31, 2020, the PMIERs sufficiency ratios were $1,764 million, $1,229 million and $1,171 million, respectively, of available assets above the published PMIERs requirements.

[9]	Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
[10]

Genworth Holdings, Inc. had $757 million, $1,078 million and $525 million of cash, cash equivalents and restricted cash as of March 31, 2021, December 31, 2020 and March 31, 2020, respectively, which included $60 million and $46 million of restricted cash and cash equivalents as of March 31, 2021 and December 31, 2020, respectively. Genworth Holdings, Inc. also held $25 million and $50 million of restricted U.S. government securities as of December 31, 2020 and March 31, 2020, respectively.

[11]

The government-sponsored enterprises (GSEs) have imposed certain capital restrictions on the U.S. MI business which remain in effect until certain conditions are met. These restrictions currently require Genworth Mortgage Insurance Corporation, the company’s principal U.S. mortgage insurance subsidiary, to maintain 115 percent of PMIERs minimum required assets among other restrictions.

•

On April 16, 2021, U.S. MI completed an ILN transaction, which will add $303 million of additional PMIERs capital credit in the second quarter of 2021. Had the recently completed transaction occurred in the first quarter of 2021, U.S. MI’s current quarter PMIERs sufficiency would have been estimated at 176 percent or $2,067 million above the published PMIERs requirements;

•	Genworth Mortgage Holdings, Inc.[12] held $284 million of cash as of March 31, 2021, down $16 million from the prior quarter primarily from its semi-annual interest payment on its debt;

•

U.S. life insurance companies’ consolidated statutory risk-based capital is estimated to be 255 percent, up from the prior quarter primarily from favorable impacts of elevated terminations in the LTC business; and

•

The holding company ended the quarter with $757 million of cash and liquid assets, including $60 million that is restricted. The company has $513 million of outstanding principal due in September 2021, as of the date hereof. During the current quarter, Genworth retired its February 2021 debt of $338 million and repurchased $146 million of its September 2021 maturities. In addition, with the completion of the sale of Genworth Australia and $370 million in proceeds, the company prepaid AXA $245 million of principal and $2 million of accrued interest related to the outstanding promissory note which was secured by shares of Genworth Australia.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a Fortune 500 insurance holding company committed to helping families achieve the dream of homeownership and address the financial challenges of aging through its leadership positions in mortgage insurance and long term care insurance. Headquartered in Richmond, Virginia, Genworth traces its roots back to 1871 and became a public company in 2004. For more information, visit genworth.com.

From time to time, Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com.

[12]	Genworth’s indirect wholly-owned mortgage insurance subsidiary.

Conference Call And Financial Supplement Information

This press release and the first quarter 2021 financial supplement are now posted on the company’s website. Additional information regarding business results will be posted on the company’s website, http://investor.genworth.com, by 8:00 a.m. on April 30, 2021. Investors are encouraged to review these materials.

Genworth will conduct a conference call on April 30, 2021 at 9:00 a.m. (ET) to discuss the quarter’s results. Genworth’s conference call will be accessible via telephone and the Internet. The dial-in number for Genworth’s April 30th conference call is 888 208.1820 or 323 794.2110 (outside the U.S.); conference ID # 8911906. To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

A replay of the call will be available at 888 203.1112 or 719 457.0820 (outside the U.S.); conference ID # 8911906 through May 15, 2021. The webcast will also be archived on the company’s website for one year.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measures entitled “adjusted operating income (loss)” and “adjusted operating income (loss) per share.” Adjusted operating income (loss) per share is derived from adjusted operating income (loss). The chief operating decision maker evaluates segment performance and allocates resources on the basis of adjusted operating income (loss). The company defines adjusted operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income (loss) from continuing operations attributable to noncontrolling interests, net investment gains (losses), gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and infrequent or unusual non-operating items. Gains (losses) on insurance block transactions are defined as gains (losses) on the early extinguishment of non-recourse funding obligations, early termination fees for other financing restructuring and/or resulting gains (losses) on reinsurance restructuring for certain blocks of business. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of estimated future credit losses, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions and restructuring costs are also excluded from adjusted operating income (loss) because, in the company’s opinion, they are not indicative of overall operating trends. Infrequent or unusual non-operating items are also excluded from adjusted operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends.

While some of these items may be significant components of net income (loss) available to Genworth Financial, Inc.’s common stockholders in accordance with U.S. GAAP, the company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from adjusted operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth Financial, Inc.’s common stockholders or net income (loss) available to Genworth Financial, Inc.’s common stockholders per share on a basic and diluted basis determined in accordance with U.S. GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) available to Genworth Financial, Inc.’s common stockholders to adjusted operating income (loss) assume a 21 percent tax rate. Net investment gains (losses) are also adjusted for DAC and other intangible amortization and certain benefit reserves.

The company repurchased $146 million and $14 million principal amount of Genworth Holdings, Inc.’s (Genworth Holdings) senior notes with 2021 maturity dates for a pre-tax gain (loss) of $(4) million and $1 million in the first quarters of 2021 and 2020, respectively. In January 2020, the company paid a pre-tax make-whole expense of $9 million related to the early redemption of Genworth Holdings’ senior notes originally scheduled to mature in June 2020 and Rivermont Life Insurance Company I, the company’s indirect wholly-owned special purpose consolidated captive insurance subsidiary, early redeemed all of its $315 million outstanding non-recourse funding obligations originally due in 2050 resulting in a pre-tax loss of $4 million from the write-off of deferred borrowing costs. These transactions were excluded from adjusted operating income as they relate to gains (losses) on the early extinguishment of debt.

The company recorded a pre-tax expense of $21 million in the first quarter of 2021 and $1 million in each of the fourth and first quarters of 2020 related to restructuring costs as it continues to evaluate and appropriately size its organizational needs and expenses. There were no infrequent or unusual items excluded from adjusted operating income during the periods presented.

The tables at the end of this press release provide a reconciliation of net income (loss) available to Genworth Financial, Inc.’s common stockholders to adjusted operating income for the three months ended March 31, 2021 and 2020, as well as for the three months ended December 31, 2020, and reflect adjusted operating income (loss) as determined in accordance with accounting guidance related to segment reporting.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for items that do not reflect the underlying performance of the investment portfolio. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield is not a substitute for investment yield determined in accordance with U.S. GAAP. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of reported U.S. GAAP yield to core yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company taxes its businesses at the U.S. corporate federal income tax rate of 21 percent. Each segment is then adjusted to reflect the unique tax attributes of that segment, such as permanent differences between U.S. GAAP and tax law. The difference between the consolidated provision for income taxes and the sum of the provision for income taxes in each segment is reflected in Corporate and Other activities.

The annually-determined tax rates and adjustments to each segment’s provision for income taxes are estimates which are subject to review and could change from year to year.

The company reports selected operating performance measures including “sales” and “insurance in force” or “risk in force” which are commonly used in the insurance industry as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new business generated in a period. Sales refer to new insurance written for mortgage insurance products. The company considers new insurance written to be a measure of the company’s operating performance because it represents a measure of new sales of insurance policies during a specified period, rather than a measure of the company’s revenues or profitability during that period.

Management regularly monitors and reports insurance in force and risk in force for the company’s U.S. mortgage insurance business. Insurance in force is a measure of the aggregate unpaid principal balance as of the respective reporting date for loans the company insures. Risk in force is based on the coverage percentage applied to the estimated current outstanding loan balance. The company considers insurance in force and risk in force to be measures of its operating performance because they represent measures of the size of its business at a specific date which will generate revenues and profits in a future period, rather than measures of its revenues or profitability during that period.

Management also regularly monitors and reports a loss ratio for the company’s businesses. For the U.S. mortgage insurance business, the loss ratio is the ratio of benefits and other changes in policy reserves to net earned premiums. For the long term care insurance business, the loss ratio is the ratio of benefits and other changes in reserves less tabular interest on reserves less loss adjustment expenses to net earned premiums. The company considers the loss ratio to be a measure of underwriting performance in these businesses and helps to enhance the understanding of the operating performance of the businesses.

These operating performance measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Examples of forward-looking statements include statements the company makes relating to transactions it is pursuing to address its near-term liabilities and financial obligations, which may include additional debt financing and/or a transaction to sell a percentage of its ownership interests in its U.S. mortgage insurance business, as well as statements the company makes regarding the potential impacts of the COVID-19 pandemic. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements due to global political, economic, business, competitive, market, regulatory and other factors and risks, including, but not limited to, the following:

• the company may be unable to successfully execute strategic plans to effectively address its current business challenges including: the company’s inability to successfully execute on any of its strategic plans to effectively address its current business challenges (including addressing its debt maturities and other near-term liabilities and financial obligations, reducing costs, stabilizing its U.S. life insurance businesses without additional capital contributions, and improving overall capital and ratings); the risk that the impacts of or uncertainty created by the COVID-19 pandemic delay or hinder alternative transactions or otherwise make alternative transactions less attractive; the ability to pursue alternative strategic transactions; the company’s inability to attract buyers for any businesses or other assets it may seek to sell, or securities it may seek to issue (including a planned partial sale through an initial public offering of its U.S. mortgage insurance business) in each case, in a timely manner and on anticipated terms; an inability to increase the capital needed in the company’s businesses in a timely manner and on anticipated terms, including through improved business performance, reinsurance or similar transactions, asset sales, debt issuances, securities offerings or otherwise, in each case as and when required; a failure to obtain any required regulatory, stockholder, noteholder approvals and/or other third-party approvals or consents for such alternative strategic transactions; the company’s challenges changing or being more costly or difficult to successfully address than currently anticipated or the benefits achieved being less than anticipated; an inability to achieve anticipated cost-savings in a timely manner; and adverse tax or accounting charges;

• risks related to the termination of the Oceanwide transaction including: the risk that the company’s decision to terminate the merger agreement with China Oceanwide Holdings Group Co., Ltd (together with its affiliates, “Oceanwide”) may adversely affect the company’s business and the price of its common stock; greater difficulty in executing alternative transactions to effectively address its near-term liabilities and financial obligations, including the risks that it will be unable to raise additional debt financing and/or sell a percentage of its ownership interest in its U.S. mortgage insurance business to repay/refinance future debt maturities and the promissory note to AXA; potential legal proceedings may be instituted against the company in connection with the termination of the Oceanwide transaction; potential adverse reactions or changes to the company’s business relationships with clients, employees, suppliers or other parties or other business uncertainties resulting from the termination of the Oceanwide transaction, including but not limited to such changes that could affect the company’s financial performance; the possibility that the company may be unable to pursue potential future opportunities with Oceanwide to offer insurance products in China; continued availability of capital and financing to the company under acceptable terms; further rating agency actions and downgrades in the company’s credit or financial strength ratings; the inability to reduce costs due to the termination of the Oceanwide transaction, including in connection with any proposed resource alignment; and the company’s ability to attract, recruit, retain and motivate current and prospective employees may be adversely affected due to the termination of the Oceanwide transaction;

• risks relating to estimates, assumptions and valuations including: inadequate reserves and the need to increase reserves (including as a result of any changes the company may make in the future to its assumptions, methodologies or otherwise in connection with periodic or other reviews); risks related to the impact of the company’s annual review of assumptions and methodologies related to its long term care insurance claim reserves and margin reviews, including risks that additional information obtained in the future or other changes to assumptions or methodologies materially affect margins; the inability to accurately estimate the impacts of the COVID-19 pandemic; inaccurate models; deviations from the company’s estimates and actuarial assumptions or other reasons in its long term care insurance, life insurance and/or annuity businesses; accelerated amortization of deferred acquisition costs (DAC) and present value of future profits (PVFP) (including as a result of any future changes it may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews); adverse impact on the company’s financial results as a result of projected profits followed by projected losses (as is currently the case with its long term care insurance business); and changes in valuation of fixed maturity and equity securities;

• liquidity, financial strength ratings, credit and counterparty risks including: insufficient internal sources to meet liquidity needs and limited or no access to capital; an inability to obtain further financing, either by raising capital through issuing additional debt or equity and/or selling a percentage of the company’s ownership interest in its U.S. mortgage insurance business, including a planned partial initial public offering of the company’s U.S. mortgage insurance business and/or the issuance of debt, convertible or equity-linked securities, prior to the company’s future debt maturities, or ability to obtain a secured term loan or credit facility; the impact on holding company liquidity caused by the inability to receive dividends or other returns of capital from the company’s U.S. mortgage insurance business as a result of the COVID-19 pandemic; the impact of increased leverage as a result of the AXA settlement and related restrictions; continued availability of capital and financing; future adverse rating agency actions against the company or its U.S. mortgage insurance subsidiary, including with respect to rating downgrades or potential downgrades or being put on review for potential downgrade, all of which could have adverse implications, including with respect to key business relationships, product offerings, business results of operations, financial condition and capital needs, strategic plans, collateral obligations and availability and terms of hedging, reinsurance and borrowings; defaults by counterparties to reinsurance arrangements or derivative instruments; defaults or other events impacting the value of the company’s fixed maturity securities portfolio; defaults on the company’s commercial mortgage loans; defaults on mortgage loans or other assets underlying the company’s investments in its mortgage and asset-backed securities and volatility in performance;

• risks relating to economic, market and political conditions including: downturns and volatility in global economies and equity and credit markets, including as a result of prolonged unemployment, a sustained low interest rate environment and other displacements caused by the COVID-19 pandemic; interest rates and changes in rates have adversely impacted, and may continue to materially adversely impact, the company’s business and profitability; deterioration in economic conditions or a decline in home prices that adversely affect the company’s loss experience in the company’s U.S. mortgage insurance business; political and economic instability or changes in government policies; and fluctuations in foreign currency exchange rates and international securities markets;

• regulatory and legal risks including: extensive regulation of the company’s businesses and changes in applicable laws and regulations (including changes to tax laws and regulations); litigation and regulatory investigations or other actions; dependence on dividends and other distributions from the company’s subsidiaries, particularly its U.S. mortgage insurance subsidiaries, and the inability of any subsidiaries to pay dividends or make other distributions to the company, including as a result of the performance of its subsidiaries, heightened regulatory restrictions resulting from the COVID-19 pandemic, and other insurance, regulatory or corporate law restrictions; the inability to successfully seek in force rate action increases (including increased premiums and associated benefit reductions) in the company’s long term care insurance business, including as a result of the COVID-19 pandemic; adverse change in regulatory requirements, including risk-based capital; inability to continue to maintain PMIERs; risks on the company’s U.S. mortgage insurance subsidiary’s ability to pay its holding company dividends as a result of the GSEs’ amendments to PMIERs in response to COVID-19; the impact on capital levels of increased delinquencies caused by the COVID-19 pandemic; inability of the company’s U.S. mortgage insurance subsidiaries to meet minimum statutory capital requirements; the influence of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) and a small number of large mortgage lenders on the U.S. mortgage insurance market and adverse changes to the role or structure of Fannie Mae and Freddie Mac; adverse changes in regulations affecting the company’s U.S. mortgage insurance business; additional restrictions placed on the company’s U.S. mortgage insurance business by government and government-owned and the GSEs in connection with a new debt financing and/or sale of a percentage of its ownership interests therein; inability to continue to implement actions to mitigate the impact of statutory reserve requirements; changes in tax laws; and changes in accounting and reporting standards;

• operational risks including: the inability to retain, attract and motivate qualified employees or senior management; the impact on processes caused by shelter-in-place or other governmental restrictions imposed as a result of the COVID-19 pandemic; reliance on, and loss of, key customer or distribution relationships; the design and effectiveness of the company’s disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations; and failure or any compromise of the security of the company’s computer systems, disaster recovery systems, business continuity plans and failures to safeguard or breaches of confidential information;

• insurance and product-related risks including: the company’s inability to increase premiums and reduce benefits sufficiently, and in a timely manner, on its in force long term care insurance policies, in each case, as currently anticipated and as may be required from time to time in the future (including as a result of a delay or failure to obtain any necessary regulatory approvals, including as a result of the COVID-19 pandemic, or unwillingness or inability of policyholders to pay increased premiums and/or accept reduced benefits), including to offset any negative impact on the company’s long term care insurance margins; availability, affordability and adequacy of reinsurance to protect the company against losses; decreases in the volume of mortgage originations or increases in mortgage insurance cancellations; increases in the use of alternatives to private mortgage insurance and reductions in the level of coverage selected; potential liabilities in connection with the company’s U.S. contract underwriting services; and medical advances, such as genetic research and diagnostic imaging, and related legislation that impact policyholder behavior in ways adverse to the company;

• other risks including: the occurrence of natural or man-made disasters or a pandemic, similar to the COVID-19 pandemic, could materially adversely affect its financial condition and results of operations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise. This press release does not constitute an offering of any securities.

# # #

Contact Information:

Investors:	investorinfo@genworth.com

Media:	Julie Westermann, 804 662.2423

julie.westermann@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

(Unaudited)

	Three months ended March 31,		Three months ended December 31,
	2021	2020	2020
Revenues:
Premiums	$968	$946	$970
Net investment income	801	782	846
Net investment gains (losses)	33	(99)	147
Policy fees and other income	183	180	191

Total revenues	1,985	1,809	2,154

Benefits and expenses:
Benefits and other changes in policy reserves	1,218	1,337	1,157
Interest credited	131	141	132
Acquisition and operating expenses, net of deferrals	275	237	253
Amortization of deferred acquisition costs and intangibles	77	108	174
Interest expense	51	51	55

Total benefits and expenses	1,752	1,874	1,771

Income (loss) from continuing operations before income taxes	233	(65)	383
Provision (benefit) for income taxes	59	(5)	82

Income (loss) from continuing operations	174	(60)	301
Income (loss) from discontinued operations, net of taxes	21	(12)	(35)

Net income (loss)	195	(72)	266
Less: net income (loss) from continuing operations attributable to noncontrolling interests	—	—	—
Less: net income (loss) from discontinued operations attributable to noncontrolling interests	8	(6)	(1)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$187	$(66)	$267

Net income (loss) available to Genworth Financial, Inc.’s common stockholders:
Income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders	$174	$(60)	$301
Income (loss) from discontinued operations available to Genworth Financial, Inc.’s common stockholders	13	(6)	(34)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$187	$(66)	$267

Income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.35	$(0.12)	$0.60

Diluted	$0.34	$(0.12)	$0.59

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.37	$(0.13)	$0.53

Diluted	$0.37	$(0.13)	$0.52

Weighted-average common shares outstanding:
Basic	506.0	504.3	505.6

Diluted[6]	513.8	504.3	512.5

Reconciliation of Net Income (Loss) to Adjusted Operating Income

(Amounts in millions, except per share amounts)

(Unaudited)

	Three months ended March 31,		Three months ended December 31,
	2021	2020	2020
Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$187	$(66)	$267
Add: net income (loss) from continuing operations attributable to noncontrolling interests	—	—	—
Add: net income (loss) from discontinued operations attributable to noncontrolling interests	8	(6)	(1)

Net income (loss)	195	(72)	266
Less: income (loss) from discontinued operations, net of taxes	21	(12)	(35)

Income (loss) from continuing operations	174	(60)	301
Less: net income (loss) from continuing operations attributable to noncontrolling interests	—	—	—

Income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders	174	(60)	301
Adjustments to income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders:
Net investment (gains) losses, net[13]	(33)	88	(144)
(Gains) losses on early extinguishment of debt	4	12	—
Expenses related to restructuring	21	1	1
Taxes on adjustments	2	(21)	30

Adjusted operating income	$168	$20	$188

Adjusted operating income (loss):
U.S. Mortgage Insurance segment	$126	$148	$95
U.S. Life Insurance segment:
Long Term Care Insurance	95	1	129
Life Insurance	(63)	(77)	(20)
Fixed Annuities	30	6	20

Total U.S. Life Insurance segment	62	(70)	129

Runoff segment	12	(13)	13
Corporate and Other	(32)	(45)	(49)

Adjusted operating income	$168	$20	$188

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.37	$(0.13)	$0.53

Diluted	$0.37	$(0.13)	$0.52

Adjusted operating income per share:
Basic	$0.33	$0.04	$0.37

Diluted	$0.33	$0.04	$0.37

Weighted-average common shares outstanding:
Basic	506.0	504.3	505.6

Diluted[6]	513.8	504.3	512.5

[13]

For the three months ended March 31, 2020 and December 31, 2020, net investment (gains) losses were adjusted for DAC and other intangible amortization and certain benefit reserves of $(11) million and $3 million, respectively.

Reconciliation of Adjusted Operating Income Previously Reported to Adjusted Operating Income

Re-Presented to Exclude Discontinued Operations

(Amounts in millions)

	Three months ended
	March 31,	December 31
	2020	2020
Adjusted operating income as previously reported	$33	$173
Remove Australia Mortgage Insurance segment adjusted operating (income) loss reported as discontinued operations	(9)	16
Adjustment for corporate overhead allocations, net of taxes[14]	(4)	(5)
Tax adjustments[15]	—	4

Re-presented adjusted operating income	$20	$188

[14]	Expenses previously reported in the Australia MI segment and moved to Corporate and Other Activities.
[15]	Tax impacts resulting from the classification of Genworth Australia as discontinued operations.

Condensed Consolidated Balance Sheets

(Amounts in millions)

	March 31,	December 31,
	2021	2020
	(Unaudited)
Assets
Cash, cash equivalents, restricted cash and invested assets	$73,627	$77,917
Deferred acquisition costs	1,247	1,487
Intangible assets	155	157
Reinsurance recoverable, net	16,744	16,819
Deferred tax and other assets	753	469
Separate account assets	6,032	6,081
Assets related to discontinued operations	—	2,817

Total assets	$98,558	$105,747

Liabilities and equity
Liabilities:
Future policy benefits	$40,634	$42,695
Policyholder account balances	19,999	21,503
Liability for policy and contract claims	11,415	11,486
Unearned premiums	728	775
Other liabilities	1,710	1,614
Long-term borrowings	2,922	3,403
Separate account liabilities	6,032	6,081
Liabilities related to discontinued operations	360	2,370

Total liabilities	83,800	89,927

Equity:
Common stock	1	1
Additional paid-in capital	12,011	12,008
Accumulated other comprehensive income (loss)	3,675	4,425
Retained earnings	1,771	1,584
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	14,758	15,318
Noncontrolling interests	—	502

Total equity	14,758	15,820

Total liabilities and equity	$98,558	$105,747

Summary of Income From Discontinued Operations Available to Genworth Financial Inc.’s Common Stockholders (Amounts in millions)

Three months ended
March 31,
2021
Net cash proceeds[16]	$370
Carrying value of Genworth Australia, excluding noncontrolling interests	383

Excess of carrying value above net cash proceeds	(13)
Less: net deferred losses and other adjustments[17]	109

Pre-tax loss on sale	(122)
Tax benefit	119

Total after-tax loss on sale	(3)
Income from discontinued operations, excluding loss on sale	24
Less: net income from discontinued operations attributable to noncontrolling interests	8

Income from discontinued operations available to Genworth Financial Inc.’s common stockholders	$13

[16]	Net cash proceeds after adjusting for fees and expenses.
[17]

Consists primarily of $160 million of cumulative losses on foreign currency translation adjustments, partially offset by cumulative unrealized investment gains of $29 million and deferred tax gains of $22 million.

Reconciliation of Reported Yield to Core Yield

	Three
	months ended
	March 31,	December 31,
(Assets - amounts in billions)	2021	2020
Reported Total Invested Assets and Cash	$72.9	$77.3
Subtract:
Securities lending	0.1	0.1
Unrealized gains (losses)	6.9	10.7

Adjusted End of Period Invested Assets and Cash	$65.9	$66.5

Average Invested Assets and Cash Used in Reported and Core Yield Calculation	$66.2	$66.7

(Income - amounts in millions)
Reported Net Investment Income	$801	$846
Subtract:
Bond calls and commercial mortgage loan prepayments	15	40
Other non-core items[18]	2	6

Core Net Investment Income	$784	$800

Reported Yield	4.84%	5.07%

Core Yield	4.73%	4.80%

[18]	Includes cost basis adjustments on structured securities and various other immaterial items.